Exhibit 10.24

*	Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SUPPORT SERVICES AGREEMENT

by and between

APEX CLEARING CORPORATION

and

APEX CRYPTO LLC

Effective as of October 1, 2020

SUPPORT SERVICES AGREEMENT

This SUPPORT SERVICES AGREEMENT (this “Agreement”) is executed March 22, 2021, and shall be effective as of October 1, 2020 (the “Effective Date”), by and between Apex Clearing Corporation (“Apex”) and Apex Crypto LLC (“Crypto”).

W I T N E S S E T H:

WHEREAS, Apex is willing to provide or arrange for the provision of certain services to Crypto and its subsidiaries, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises contained herein, it is agreed as follows:

1. Term. The term of this Agreement shall commence as of the Effective Date hereof and shall remain in effect until the earliest to occur of (a) such time as no Services (defined below) have been provided by Apex to Crypto hereunder for a continuous period of three (3) months and no future Services are contemplated at such time, (b) the termination of this Agreement in accordance with Section 8, and (c) the first (1st) anniversary of the Effective Date hereof. This Agreement may be terminated by a party as provided herein or, as provided in Section 8, with respect to a particular Service or group of Services only, in which case it shall remain in full force and effect with respect to the other Services described herein.

2. Services. Crypto hereby engages Apex to provide certain monitoring and support services from time to time and upon request, as set forth on Exhibit A attached hereto and as may otherwise be agreed between the parties after the Effective Date (the “Services”), on the terms and conditions set forth herein (the “Engagement”). Notwithstanding the foregoing, Apex need not make available nor provide any Services to the extent that doing so would unreasonably interfere with the performance by any employee of such employee’s duties for Apex or otherwise cause unreasonable burden to Apex.

3. Charges for Services.

(a) As compensation for the Services and the rights granted to Crypto under this Agreement, Crypto shall pay Apex the compensation set forth on Exhibit A (the Fees , which is based on a five percent (5%) mark-up above Apex’s fully-loaded costs of providing the Services. Apex shall bear all of its expenses in accomplishing the Services, unless specified in Exhibit A or agreed to in writing in advance by Crypto, including any travel or other costs or expenses and any applicable sales or use taxes. Upon reasonable request by either party, the parties shall meet and discuss the then-current Fees and whether the Fees need to be adjusted for additional or future Services, to be mutually agreed between the parties.

(b) Apex shall invoice Crypto on a quarterly basis for all Services performed by Apex and expenses to the extent reimbursable during the immediately preceding calendar quarter. Each invoice (unless disputed as otherwise provided below) shall be due and payable thirty (30) days after Crypto’s receipt thereof. If there is a reasonable and good faith dispute with regard to a portion of an invoice, Crypto shall provide notice and detail of the dispute prior to the payment due date, and shall pay the undisputed portion as provided in this Agreement. The parties shall work together in good faith to resolve any dispute under this Section 3(b) as soon as practicable by escalating such dispute to higher levels of management if necessary.

4. Representations and Warranties.

(a) Each party represents and warrants that: (i) it has all requisite legal and corporate power to execute and deliver this Agreement; (ii) it has taken all corporate action necessary for the authorization, execution and delivery of this Agreement; (iii) no agreement or understanding with any other person, firm, corporation or other entity exists or will exist which would interfere with its obligations under this Agreement; and (iv) this Agreement is a legal, valid and binding obligation enforceable against it in accordance with the terms of this Agreement.

(b) Apex represents and warrants that it will perform the Services in a workmanlike and professional manner according to the applicable Service descriptions set forth in Exhibit A and as determined by the parties from time to time and in compliance with the terms and conditions of this Agreement.

(c) Disclaimer. EXCEPT AS OTHERWISE STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, TITLE, FITNESS FOR A PARTICULAR PURPOSE OR USE, OR THOSE ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE.

5. Confidentiality. As used herein:

“Associated Third Parties” means third parties associated with either party, including each party’s customers, suppliers, licensors, licensees, partners, collaborators, vendors, distributors and buyers.

“Associated Third Party Confidential Information” means any and all confidential, secret, proprietary or otherwise non-public documents, materials and other information, in tangible and intangible form, including such information as may be shared prior to the Effective Date, of Associated Third Parties. By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, technology of Associated Third Parties, requirements of Associated Third Parties and information related to the business conducted between a party and such Associated Third Parties; provided, however, that Associated Third Party Confidential Information does not include any documents, materials or other information to the extent the same have become publicly known and made generally available through no wrongful act of a party or of others.

“Confidential Information” means any and all confidential, secret proprietary or otherwise non-public documents, materials and other information, in tangible and intangible form, including such information as may be shared prior to the Effective Date, that relate to the actual or anticipated business, operations, research or development of either party, including (i) research, strategies (including business, marketing, development, sales and other commercial strategies), internal practices, plans, timetables, forecasts and other information regarding a party’s products or services and markets therefor (including names, costs, pricing, sales and credit information and market studies), (ii) inventions, developments, ideas, techniques, methods, discoveries, results, trade secrets, know-how, copyrightable material, patents and patent applications, works of authorship and other confidential intellectual property, (iii) designs, specifications, documentation, components, software (including source code), object code, algorithms, data, data structures, scripts, applications, programming interfaces, images, icons, audiovisual components and objects, schematics, drawings, models, mask works, graphics, protocols, processes, formulae and other visual depictions, in whole or in part, of any of the foregoing, and (iv) marketing, human resources, legal, accounting, financial, organizational and other business information and records; provided, however, that a party’s Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of the other party or of others. Each party understands and agrees that (1) the above list is not exhaustive and each party’s Confidential Information also includes documents, materials and other information marked or otherwise identified as confidential or proprietary or that would otherwise appear to a reasonable person to be confidential, secret, proprietary or otherwise non-public in the context and circumstances in which the such documents, materials or information are known or used and (2) Confidential Information developed by Apex in the course of the Engagement shall be subject to the terms and conditions hereof as if Crypto furnished the same Confidential Information to Apex in the first instance. Confidential Information also includes any personally identifiable information of an individual.

(a) During and after the term of the Engagement, each party will treat all Confidential Information and Associated Third Party Confidential Information of the disclosing party, to the extent that such disclosing party is permitted to share such information with the other party, as strictly confidential and will not, directly or indirectly, access, use, copy, remove or disclose to any entity or person (including any employee of such party not having the need and authority to know and use the Confidential Information or Associated Third Party Confidential Information, as applicable, in connection with such party’s business), in whole or in part, any Confidential Information or Associated Third Party Confidential Information, except as required in the performance of such party’s performance of its obligations hereunder or with the written authorization of an executive officer. Notwithstanding the foregoing, nothing herein shall be construed to prevent disclosure of Confidential Information or Associated Third Party Confidential Information as may be required by applicable law or regulation or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that (i) such disclosure does not exceed the extent of disclosure required by such law, regulation or order and (ii) the receiving party promptly provides written notice of any such order to an executive officer of the disclosing party and allows the disclosing party to seek a protective order or other appropriate remedy. Each party also agrees to comply with any and all reasonable policies and guidelines that may be adopted from time to time regarding the other party’s Confidential Information, Associated Third Parties and Associated Third Party Confidential Information.

(b) Each party agrees that, during the term of the Engagement, such party will not improperly use, disclose or induce the other party to use any confidential, secret, proprietary or otherwise non-public information or trade secrets of any other entity or person. Each party also agrees that it will not bring onto the other party’s premises, or transfer onto the other party’s technology systems, any unpublished document, materials, source code, proprietary information or trade secret belonging to any such other entity or person unless consented to in writing by both the other party and such other entity or person.

6. Indemnification; Limitation of Liability.

(a) Each Party (an”Indemnitor”) shall indemnify, defend and hold harmiess the other party and its employees, directors, members, offcers and agents (each, an “Indemnitee”) form and against any and all third-party claims and losses (inceluding reasonable attorneys’ fess) incurred by the indemnitee resulting in (i) bodily injury, death or physical damage to real or tangible personal property of such third party, to the extent such injury, death or damage is caused by the negligent act or willful misconduct of the Indemnitor in the performance of its responsibilities in connection with this Agreement, or (ii) arising from any breach of this Agreement by the indemnitor.

(b) Apex will indemnify, defend and hold harmless Crypto and its employees, directors, members, officers and agents from and against any and all third-party claims against Crypto and will pay any costs, losses or damages that may be finally awarded against Crypto (including reasonable attootneys’ fees) to the extent specifically based on any claimed infringement or misappropriation by the Services or deliverables provided by Apex of any third party copyright, trademark, trade secret, patent or other intellectual property right; provided that (a) Crypto notifies Apex in writing within thirty (30) calendar days of its receipt of written notice of the claim (provided, however, that any delay by Crypto in giving such notice shall not excuse Apex’s obligations under this Section except to the extent, if any, that Apex is prejudiced by such delay); (b) Apex has sole control of the defense and settlement of the claim; and (c) Crypto provides Apex with all reasonable assistance, information, and authority necessary to perform Apex’s under this paragraph (reasonable out-of-pocket expenses incurred by Crypto in providing such assistance will be reimbursed by Apex). Crypto may, at its own cost and expense, participate through its attorneys or otherwise in such settlement, investigation, trial and defense of such claim and any appeal arising therefrom. Notwithstanding the foregoing, Apex will have no liability for any claim of infringement or misappropriation: (i) that is based on the combination, operation, or use of any deliverables with materials (e.g., software, hardware or content) or services not furnished by Apex or any of its subcontractors; or (ii) that is based on any deliverable that has been altered or modified by Crypto or by any third party other than Apex’s subcontractors.

(c) EXCEPT WITH RESPECT TO BREACH OF A OBLIGATIONS UNDER SECTION 5 OR ANY INSTANCES OF GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT: (I) LIABILITY TO THE OTHER UNDER THIS AGREEMENT EXCEED THE AMOUNTS PAID BY CRYPTO TO APEX UNDER THIS AGREEMENT IN THE TWELVE (12) MONTHS PRECEDING THE CLAIM, AND (II) IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES (INCLUDING LOSS OF PROFITS, DATA, BUSINESS OR GOODWILL), REGARDLESS OF THE FORM OF ACTION OR THEORY OF RECOVERY AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7. Services by Third Parties. Apex may not use subcontractors or otherwise procure any of the Services or benefits specified in Section 2 hereof from a third party without Crypto s prior written consent.

8. Termination of Services.

(a) Termination for Convenience. Either of Crypto or Apex may discontinue Apex’s provision of any or all of the Services, or terminate this Agreement in its entirety, by providing written notice to the other party setting forth the Services to be discontinued at least thirty (30) days before the requested termination date and Apex shall discontinue providing such Services on such requested termination date. If any portion of the Services are terminated pursuant to this Section 8(a), the parties shall review and mutually agree upon reasonable adjustments to the Fees.

(b) Termination for Material Breach. Either party may terminate this Agreement with immediate effect if the other party breaches any material provision hereof and fails to cure the same within fifteen (15) days of written notice thereof.

(c) Termination in the Event of a Change of Control. In the event that either Apex or Crypto undergoes a change of Control such that after such transaction is consummated Apex and Crypto will no longer remain under common Control, either party may terminate this Agreement as of the effective date of such change of Control by providing written notice to the other party. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(d) Post-Termination Payments. Notwithstanding any provision herein to the contrary, all payment obligations hereunder shall survive the happening of any event causing termination of this Agreement until all amounts due hereunder in respect of the period prior to the date of termination have been paid.

9. Excused Performance. Apex does not warrant that any of the Services shall be free of interruption caused by any cause or circumstance beyond its reasonable control, including without limitation any strikes, lockouts, accidents, or inability to obtain third-party cooperation. No such interruption of Services shall be deemed to constitute a breach of any kind whatsoever and Apex shall have no liability to Crypto for any such interruption of services or benefits.

10. Miscellaneous.

(a) This Agreement and all the covenants herein contained shall be binding upon the parties hereto, their respective successors, legal representatives and assigns. Neither party shall have the right to assign all or any portion of their obligations or interests in this Agreement or any monies which may be due pursuant hereto without the prior written consent of the other party, except that either party may assign this Agreement, in connection with any transfer, by operation of law or otherwise (including a change of Control of such party), of all or substantially all of the business or assets of such party relating to this Agreement to the transferee of such business or assets, subject in Section 8(c).

(b) No waiver by any party hereto of any of its rights under this Agreement shall be effective unless in writing and signed by an officer of the party waiving such right. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach, whether or not of the same nature. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This Agreement may not be modified or amended except by a writing signed by officers of each of the parties hereto.

(c) Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than the parties and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities whatsoever.

(d) This Agreement constitutes the entire agreement of the parties with respect to the Services described herein, and cancels and supersedes any and all prior written or oral contracts or negotiations between the parties with respect to the subject matter hereof.

(e) This Agreement shall be strictly construed as independent from any other agreement or relationship by Apex or any of its respective affiliates, on the one hand, and Crypto or any of its subsidiaries or affiliates, on the other hand.

(f) This Agreement is made pursuant to and shall be governed and construed in accordance with the laws of the State of Illinois, without regard to the principles of conflict of laws thereof. Each party submits to the exclusive jurisdiction of the state and federal courts located in Chicago, Illinois in connection with any disputes arising hereunder.

(g) The parties hereby waive and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(h) EACH OF APEX AND CRYPTO (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS AND CREDITORS) HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

(i) The descriptive headings of the several sections hereof are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(j) Sections 4, 8(d) and 10 shall survive the termination, amendment, modification or waiver of this Agreement indefinitely.

(k) Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, or by email addressed as follows:

(i) If to Apex:

Apex Clearing Corporation

350 St. Paul St., Suite 1300

Dallas, Texas 75201

Attn: Legal Department

Email: apex-legal@apexclearing.com

(ii) If to Crypto:

Apex Crypto LLC

141 W. Jackson Blvd., Suite 50

Chicago, IL 60604

Attn: Legal Department

Email: legal@peak6.com

The address of either party may be changed on notice to the other party hereto duly served in accordance with the foregoing provisions.

(l) If any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement.

(m) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of a facsimile, PDF or other electronic version of one or more signatures to this Agreement shall be deemed adequate delivery for purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHERE OF, the parties hereto have executed or caused this Support Services Agreement to be executed in their respective names by their respective officers thereunto duly authorized, as of the date first written above.

APEX CLEARING CORPORATION

By:	/s/ William Capuzzi
Name: William Capuzzi
Title: Chief Executive Officer

APEX CRYPTO LLC

By:	/s/ Daniel Rosenthal
Name: Daniel Rosenthal
Title: CEO

Signature page to Support Services Agreement

EXHIBIT A

DESCRIPTION OF SERVICES AND COMPENSATION

DESCRIPTION OF SERVICES

1.	Services to Be Performed by Apex.

•	Support and maintenance services as needed and requested by Crypto

•	24/7 alert and monitoring support as needed and requested by Crypto

•	Apex will provide “Pager Duty” licenses to Crypto

DESCRIPTION OF COMPENSATION

1.	Crypto shall be charged a total amount of $[****] per month (to be invoiced $[****] quarterly) for the the "Pager Duty” licenses provided by Apex.

2.

Additionally, Crypto shall be charged all direct people costs provided by Apex pursuant to this Agreement and as calculable by Apex in its reasonable, good-faith discretion, using a consistent methodology.

Exhibit A to Support Services Agreement